EXHIBIT 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and Chief Financial Officer
317-704-6000
BELL INDUSTRIES SELLS SKYTEL’S VEHICLE LOCATION BUSINESS FOR $7.0 MILLION
— Promotes CFO Kevin J. Thimjon to additional post of president —
     INDIANAPOLIS – February 15, 2008 – Bell Industries, Inc. (AMEX:BI) today announced it has completed the sale of the automated vehicle location business of SkyTel, a division of Bell, to SkyGuard, LLC, for cash proceeds of $7.0 million. The company also announced that its board of directors has promoted its executive vice president and chief financial officer, Kevin J. Thimjon, to the additional post of president.
     SkyTel’s automated vehicle location business is currently marketed under the trademarks FleetHawk and SkyGuard. The acquirer, SkyGuard, LLC, is a new entity formed by George Wafer, the principal of Vehicle Manufacturers’ Services, Bell’s strategic alliance partner for the distribution of the SkyGuard product to the consumer market, and formerly associated with Audiovox, Clarion and LoJack, and other private investors including an automotive industry leader. The transaction includes the sale of both tangible and intangible assets and certain liabilities related to the SkyGuard and FleetHawk products. Proceeds from the sale will be used to pay down the company’s outstanding bank debt.
     Thimjon, 41, who joined Bell in January 2007, assumes direct reporting responsibility for the company’s three operating divisions, the Technology Solutions business, the Recreational Products Group and SkyTel, in addition to his role as chief financial officer. Clinton J. Coleman will continue in the role as Bell’s chief executive officer.
     “I am excited to expand my role with Bell Industries” Thimjon said. “I look forward to working closely with our operating division leaders with the primary focus on improving Bell’s cash flows. The sale of SkyTel’s automated vehicle location business is an important step in strengthening Bell’s balance sheet.”
About Bell Industries
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.

Forward Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, improving Bell’s cash flows and strengthening Bell’s balance sheet, are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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